Exhibit 10.15

VMWARE

June 24, 1999

Thomas J. Jurewicz

962 Florence Lane

Menlo Park, CA 94025

Dear Tom:

I am pleased to offer you a position with VMware, Inc. (the “Company”) as Vice President of Finance and Operations, commencing on August 1, or sooner, if possible. You will report to Diane Greene, President. Your monthly salary of $11,250 will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive health care and related benefits for all regular full-time employees.

We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an [incentive] stock option entitling you to purchase up to 175,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. In the highly unlikely event that your employment with the Company is terminated without cause, you will be given 3 months salary as severance.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a VMware employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with a Employment, Confidential Information, Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary information.

Tel (650) 856-3300 • Fax (650) 856-2611 • 3145 Porter Drive, Bldg F • Palo Alto, CA 94304 • www.vmware.com

– 2 –	June 24, 1999

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are looking forward to having you join VMware.

Sincerely,

/s/ V.J. Richey

V.J. Richey

Human Resources

VMware, Inc.

ACCEPTED AND AGREED TO this

28th day of June, 1999

/s/ Thomas J. Jurewicz
[employee name]

Enclosures:     Duplicate Original Letter